EXHIBIT 5

February 17, 2010

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Berkshire Hathaway Inc., a Delaware corporation (the “Corporation”), in connection with the filing on February 17, 2010 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), pertaining to the registration of 16,442,128 shares of the Corporation’s Class B common stock, par value $0.0033 per share (the “Shares”) for issuance under the Berkshire Hathaway Inc. 2010 Umbrella Plan for BNSF Equity Plans (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Corporation and others as to factual matters without independently verifying such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and reliance thereto, it is our opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and subject to the Corporation complying with all other terms of the Plan, the Shares will have been duly authorized by all necessary corporate action of the Corporation and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Corporation will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP

Munger, Tolles & Olson LLP